As filed with the Securities and Exchange Commission on August 22, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MARSH & McLENNAN COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2668272
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1166 Avenue of the Americas

New York, NY 10036-2774

(212) 345-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter J. Beshar, Esq.

Executive Vice President and General Counsel

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036-2774

(212) 345-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Richard D. Truesdell, Jr.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, $1.00 par value, including Preferred Stock Purchase Rights attached thereto(2)
Preferred Stock, $1.00 par value
Depositary Shares representing Preferred Stock
Senior Notes
Subordinated Notes
Warrants
Purchase Contracts
Units

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r), except $44,494 which was previously paid in connection with the Registration Statement of Form S-3 (No. 333-108566) filed by the Registrant on September 5, 2003. Pursuant to Rule 457(p) under the Securities Act, the unutilized filing fee of $44,494 previously paid may be applied to the filing fee payable pursuant to this Registration Statement.
(2)	The Preferred Stock Purchase Rights initially are attached to and trade with all the shares of Common Stock outstanding as of, and issued subsequent to, September 29, 1997, pursuant to the terms of the Registrant’s Amended and Restated Rights Agreement dated as of January 20, 2000, as amended. Until the occurrence of certain prescribed events, the Preferred Stock Purchase Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with the Common Stock. The value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

PROSPECTUS

Marsh & McLennan Companies, Inc.

Common Stock, Preferred Stock, Depositary Shares, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered, carefully before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 19 of our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 22, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “MMC,” “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or any selling securityholders sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

MARSH & McLENNAN COMPANIES, INC.

MMC is a global professional services firm. MMC’s subsidiaries include Marsh Inc., the world’s leading risk and insurance services firm; Guy Carpenter & Company, Inc., the world’s leading risk and reinsurance specialist; Kroll Inc., the world’s leading risk consulting company; Mercer Inc., a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. MMC’s approximately 55,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

USE OF PROCEEDS

Except as otherwise disclosed in a prospectus supplement, the net proceeds from the sale of the securities by us will be used for general corporate purposes. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Six Months Ended June 30,
2005	2004	2003	2002	2001	2006	2005
2.2	2.1	7.8	8.3	6.0	3.5	3.0

DESCRIPTION OF CAPITAL STOCK

The following description is based upon our restated certificate of incorporation, our by-laws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and by-laws below. The summary is not complete. The restated certificate of incorporation and by-laws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and by-laws for the provisions that are important to you.

MMC’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of August 22, 2006.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

•	for any breach of the director’s legal duty to act in the best interests of MMC and its stockholders;

•	for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;

•	for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

•	for transactions where the director derived an improper personal benefit.

Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

The Bank of New York is transfer agent and registrar for the common stock.

Stockholder Rights Plan

Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, unless prohibited by its certificate of incorporation. The price and terms of these shares must be stated in the corporation’s certificate of incorporation or in a resolution adopted by its board of directors.

We have entered into an amended and restated stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety.

Our rights agreement provides that each share of our common stock outstanding will have attached to it the right to purchase one six-hundredth of a preferred share of MMC. The purchase price per one six-hundredth of a share of preferred stock is $200, but this amount may be adjusted in some circumstances.

Initially, the rights are attached to outstanding certificates representing MMC common stock, and no separate certificates representing the rights will be distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender or exchange offer for 15% or more of the outstanding common stock.

After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 29, 2007, unless that date is extended or the rights are earlier redeemed or exchanged by MMC.

Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

If an acquiror obtains or has the right to obtain 15% or more of MMC’s outstanding common stock, then each right will entitle the holder to receive, upon exercise, a number of shares of MMC common stock having a value equal to two times the exercise price of the right. However, rights will not be exercisable until the time that the rights are no longer redeemable by our board of directors, as described below.

Also, if an acquiror obtains 15% or more of MMC’s outstanding common stock, and any of the following occurs:

•	MMC merges into another entity and is not the surviving entity;

•	an acquiring entity merges into MMC and MMC’s common stock is changed or exchanged; or

•	more than 50% of MMC’s assets or earning power is sold or transferred,

then each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

After an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares or preferred shares. If our board of directors exercises this option, the exchange ratio is one common share or one six-hundredth of a preferred share per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction.

Our board of directors may, at its option, redeem all but not less than all of the outstanding rights prior to the time that an acquiror obtains 15% or more of our outstanding common stock. The redemption price is $.01 per right, subject to adjustment to reflect any stock split, stock dividend or similar transaction. The right to exercise the rights will terminate when our board of directors orders the redemption of the rights and the only right of the holders of the rights at that time will be to receive the redemption price.

Holders of rights will have no rights as stockholders of MMC, including the right to vote or receive dividends, simply by virtue of holding the rights. While the distribution of the rights will not be taxable under United States law to stockholders or to MMC, stockholders may, depending upon the circumstances, recognize taxable income under United States law in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of an acquiring company or in the event of the redemption of the rights as set forth above.

The rights agreement may be amended by the board of directors without the approval of the holders of the rights prior to the date that an acquiror obtains 15% or more of our outstanding common stock. However, after that date, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror.

The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire MMC on terms not approved by our board of directors, except in connection with an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, redeem all the rights at the redemption price at any time prior to the time that an acquiror acquires 15% or more of our common stock. In addition, the rights should not interfere with a proxy contest.

Provisions of MMC’s Restated Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Classified Board of Directors. Our restated certificate of incorporation divides the board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of MMC is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. MMC’s by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director at least ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the date for the annual meeting is not within 30 days before or after such anniversary date, or if the meeting is a special meeting of stockholders called for the purpose of electing directors, then notice by a stockholder is timely if received by MMC no more than fifteen days after the day on which notice of the date of the meeting was mailed or publicly disclosed, whichever first occurs.

No Action By Written Consent. Our restated certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

10% Stockholder Provision. Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a

10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, our restated certificate of incorporation and our by-laws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

Transactions covered by Article Eighth include:

•	mergers of MMC or any of its subsidiaries with a 10% stockholder,

•	sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder,

•	sales of all or any substantial part of the assets of a 10% stockholder to MMC,

•	the issuance or delivery of securities of MMC or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to MMC,

•	any substantial loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

•	the adoption of a plan for the voluntary dissolution or liquidation of MMC or amendment to MMC’s by-laws,

•	any reclassification of securities or recapitalization of MMC or other transaction which increases a 10% stockholder’s proportionate share of any class of MMC’s capital stock, or

•	any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.” A 10% stockholder is generally considered to be any other corporation, person or entity which:

•	beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, or

•	is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

The following are not considered to be 10% stockholders:

•	MMC and any of its subsidiaries, and

•	any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.” An unbiased director is generally considered to be a director who:

•	is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or

•	is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

Article Eighth may not be changed or repealed without the affirmative vote of the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, our restated certificate of incorporation and our by-laws that otherwise apply will govern the vote.

Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of MMC’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of MMC’s capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•	prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock, or

•	the interested stockholder owns at least 85% of the outstanding voting stock of MMC as a result of the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

General. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting Rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Conversion or Exchange. If we offer preferred stock, the applicable prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of preferred stock to be adjusted.

Stockholder Rights Plan. In connection with MMC’s stockholder rights plan described above, the board of directors has designated 2,000,000 shares of series A junior participating preferred stock.

DEPOSITARY SHARES REPRESENTING PREFERRED STOCK

The applicable prospectus supplement will include a description of the material terms of any depositary shares representing preferred stock offered hereby.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York, as trustee. Senior debt securities will be issued under a senior indenture to be executed between us and The Bank of New York, as trustee, which we refer to as the senior indenture. Subordinated debt securities will be issued under a subordinated indenture to be executed between us and The Bank of New York, as trustee, which we refer to as the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures.

We have summarized all of the material provisions of the indentures below. The senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

General

The debt securities will be our direct unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

Because we are a holding company that conducts all of its operations through subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

The provisions of each indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of MMC, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	MMC’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	the terms and conditions on which the debt securities may be redeemed at the option of MMC;

•	the date(s), if any, on which, and the price(s) at which MMC is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

•	the subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture. (section 2.01)

Fixed Rate Debt Securities

Each fixed rate debt security will mature on the date specified in the applicable prospectus supplement.

Each fixed rate debt security will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment. Interest on fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months. Interest on fixed rate debt securities will accrue from and including the most recent interest payment date in respect of which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a prospectus supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date of maturity or earlier redemption or repayment, as the case may be.

Payments of interest on fixed rate debt securities will be made on the interest payment dates specified in the applicable prospectus supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Unless otherwise specified in the applicable prospectus supplement, if any scheduled interest payment date, maturity date or date of redemption or repayment is not a business day, then we may pay the applicable interest, principal and premium, if any, on the next succeeding business day, and no additional interest will accrue during the period from and after the scheduled interest payment date, maturity date or date of redemption or repayment. (section 13.07)

A fixed rate debt security may pay a level amount in respect of both interest and principal amortized over the life of the debt security. Payments of principal and interest on amortizing debt securities will be made on the interest payment dates specified in the applicable prospectus supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing debt securities will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing debt security.

Floating Rate Debt Securities

Each floating rate debt security will mature on the date specified in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each floating rate debt security will bear interest at “LIBOR” plus a margin to be specified in the applicable prospectus supplement. A floating rate debt security may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable prospectus supplement.

Interest on floating rate debt securities will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a prospectus supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below.

The interest rate in effect from the date of issue to the first interest reset date for a floating rate debt security will be the initial interest rate specified in the applicable prospectus supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate debt security may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset.

“LIBOR” for each interest reset date, other than for the initial interest rate, will be determined by the calculation agent as follows:

(i)	LIBOR will be the offered rate for deposits in U.S. dollars for the three month period which appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, two “London banking days” prior to the applicable interest reset date.

(ii)	If this rate does not appear on the Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., London time, two London banking days prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that interest reset date will be the average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that interest reset date will be the average of the rates quoted by three major banks in New York, New York (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., New York time, two London banking days prior to the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next interest reset date, LIBOR will be the same as the rate determined on the immediately preceding interest reset date.

The interest reset dates will be specified in the applicable prospectus supplement. If an interest reset date for any floating rate debt security falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

A “London banking day” is any day in which dealings in U.S. dollar deposits are transacted in the London interbank market. “Telerate Page 3750” means the display page so designated on the Telerate Service for the purpose of displaying London interbank offered rates of major banks (or any successor page).

The applicable prospectus supplement will specify a calculation agent for any issue of floating rate debt securities. The calculation agent will, upon the request of the holder of any floating rate debt security, provide the interest rate then in effect. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the floating rate debt securities. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages resulting from any calculation of the interest rate with respect to the floating rate debt securities will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Interest on the floating rate debt securities will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period. The interest rate on the floating rate debt securities will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

We will pay interest on floating rate debt securities on the interest payment dates specified in the applicable prospectus supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate debt security falls on a day that is not a business day, it will be postponed to the following business day, except that if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate debt security falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock, debt securities or other securities, or securities of third parties. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require adjustment of the number of shares of common stock or other securities of MMC to be received by the holders of such series of debt securities. (section 2.01)

Optional Redemption

Unless the prospectus supplement relating to any series of debt securities provides otherwise with respect to such series, each series of debt securities will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the series of debt securities to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the series of debt securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus a spread as specified in the applicable prospectus supplement.

In each case we will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the series of debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means the investment banking institution or institutions specified in the applicable prospectus supplement and their respective successors, or, if such firms or the successors, if any, to such firm or firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the investment banking institutions specified as such in the applicable prospectus supplement; provided, however, that if any of them ceases to be a primary U.S. Government securities dealers (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to:

(i)	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining life of the series of debt securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(ii)	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the series of debt securities to be redeemed at its registered address. The notice of redemption will state, among other things, the amount of the series of debt securities to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of the series of debt securities to be redeemed. If less than all of a series of debt securities are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the debt securities of that series, or portions of the debt securities of that series, to be redeemed. Unless we default in the payment of the redemption price with respect to any debt securities called for redemption, interest will cease to accrue on such debt securities at the redemption date. (sections 3.02 and 3.03)

The Company will not be required (i) to issue, register the transfer of or exchange any series of debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any debt securities of any series so selected for redemption in whole or in part, except the unredeemed portion of any such series of debt securities being redeemed in part. (section 2.05)

Covenants

Under the indentures, MMC agrees to pay the interest, principal and any premium on the debt securities when due (section 4.01), and to maintain a place of payment (section 4.02). In addition, we must comply with the covenants described below:

Limitation on Liens on Stock of our Significant Subsidiaries. The indentures prohibit us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock or voting equity interest of Marsh Inc., Putnam, LLC or Mercer Inc. (each a “Significant Subsidiary”) unless the debt securities then outstanding (and, if we so elect, any other Indebtedness of MMC that is not subordinate to such debt securities and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indentures), whether outstanding on the original date of issuance of a series of debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure outstanding debt securities equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the holders of the outstanding debt securities so secured. (section 4.06)

Provision of Compliance Certificate. We are required under the indentures to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the relevant indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance. (section 4.08)

Consolidation, Merger or Sale

The indentures do not restrict the ability of MMC to merge or consolidate, or sell, convey, transfer or lease all or substantially all of its assets as long as certain conditions are met. We may only merge or consolidate with, or convey, transfer or lease all of our assets to, any person, if doing so will not result in an event of default. Any such successor, acquiror or lessor of such assets must expressly assume all of the obligations of MMC under the indentures and the debt securities and will succeed to every right and power of MMC under the indentures. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the relevant indenture and debt securities. (sections 10.01 and 10.02)

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities issued:

•	we fail to pay interest when due and such failure continues for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

•	we fail to observe or perform any other covenant or agreement contained in the debt securities or the indentures, other than a covenant or agreement specifically relating to another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•	any additional events of default that may be established with respect to a particular series of debt securities under the indentures, as may be specified in the applicable prospectus supplement. (section 6.01)

If, with regard to any series, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series immediately due and payable. (section 6.01)

If an event of default other than a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable. (section 6.01)

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default. (section 6.06)

Unless otherwise specified in the indentures, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture unless the holders of the debt securities have offered the trustee reasonable indemnity against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•	such direction is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability. (section 6.06)

A holder of the debt securities of a particular series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the particular series have made written request to the trustee to institute proceedings as trustee;

•	in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered reasonable indemnity to the trustee to cover the cost of the proceedings; and

•	the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default. (section 6.04)

Modification of Indenture; Waiver

Without the consent of any holders of debt securities, MMC and the trustee may change an indenture:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

•	to effect certain other limited purposes described in the indenture. (section 9.01)

The rights of holders of a series of debt securities may be changed by MMC and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all series then outstanding under the relevant indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment; or

•	in respect of the subordinated indenture, making any change to the subordination terms of any debt security that would adversely affect the holders of the debt securities of that series. (section 9.02)

Form, Exchange, and Transfer

The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depositary named by MMC and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by MMC for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MMC may require payment of any related taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any series of debt securities. MMC may at any time change the transfer agent by written notice delivered to the trustee. (section 2.05)

If the debt securities of any series are to be redeemed, MMC will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any debt securities of a series, or a portion of a series, that has been called for redemption. (sections 2.05 and 4.02)

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indentures, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal. (sections 7.01 and 7.02)

Payment and Paying Agents

We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date. (sections 2.03 and 3.03)

We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts. (section 11.05)

Governing Law

The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. (section 13.05)

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness on the terms described in the prospectus supplement relating to such securities. The subordinated indenture does not limit the amount of subordinated debt securities which we may issue, nor does it limit our ability to issue any other secured or unsecured debt. (sections 6.03 and 14.01)

The prospectus supplement relating to any series of subordinated debt securities will disclose the amount of debt of MMC that will be senior to those subordinated debt securities.

DESCRIPTION OF WARRANTS

The applicable prospectus supplement will include a description of the material terms of any warrants offered hereby.

DESCRIPTION OF PURCHASE CONTRACTS

The applicable prospectus supplement will include a description of the material terms of any purchase contracts offered hereby.

DESCRIPTION OF UNITS

The applicable prospectus supplement will include a description of the material terms of any units offered hereby.

PLAN OF DISTRIBUTION

MMC and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by MMC, if any;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all securities of a series, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from MMC and/or the selling securityholders, if applicable, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with MMC and/or the selling securityholders, if applicable, to indemnification by MMC and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MMC and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange, the Chicago Stock Exchange, NYSE Arca and the London Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, which are all filings we have made pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the date of the filing of the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Current Report on Form 8-K dated January 18, 2006;

•	Current Report on Form 8-K dated May 18, 2006;

•	Current Report on Form 8-K dated June 8, 2006;

•	Current Report on Form 8-K dated June 13, 2006; and

•	Registration Statement on Form 8-A dated October 10, 1997, as amended by the amendment on Form 8-A/A dated January 26, 2000, and as further amended by the amendment on Form 8-A/A dated June 20, 2002.

With respect to each offering of securities under this prospectus, we also incorporate by reference all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of that offering under this prospectus.

MMC will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference in this prospectus contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms and future or conditional tense verbs like “could,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: future actions by our management or regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure; the impact of acquisitions and dispositions; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of: litigation and regulatory proceedings brought by federal and state regulators and law enforcement authorities concerning our insurance and reinsurance brokerage and investment management operations (including the complaints relating to market service agreements and other matters filed by, respectively, the New York Attorney General’s office in October 2004, the Connecticut Attorney General’s office in January 2005 and the Florida Attorney General’s office and Department of Financial Services in March 2006, and proceedings relating to market-timing matters at Putnam); and class actions, derivative actions and individual suits filed by policyholders and shareholders in connection with the foregoing;

•	in light of Marsh’s elimination of contingent commission arrangements in late 2004, our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;

•	our ability to retain existing clients and attract new business, particularly in our risk and insurance services segment, and our ability to retain key employees;

•	period-to-period revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;

•	the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premiums attributable to catastrophic events such as hurricanes;

•	the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends and utilization rates;

•	the actual and relative investment performance of Putnam’s mutual funds and institutional and other advisory accounts, and the extent to which Putnam reverses its recent net redemption experience, increases assets under management and maintains management and administrative fees at historical levels;

•	our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;

•	the impact of increasing focus by regulators, clients and others on potential conflicts of interest, particularly in connection with the provision of consulting and investment advisory services;

•	fluctuations in the value of Risk Capital Holding’s investments in individual companies and investment funds;

•	our ability to make strategic acquisitions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•	our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations; and

•	changes in the tax or accounting treatment of our operations, and the impact of other legislation and regulation in the jurisdictions in which we operate.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made.

MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the SEC.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from MMC’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph relating to the adoption by MMC of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective July 1, 2005, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by MMC in connection with the offerings described in this Registration Statement.

Registration fee	$	*
Transfer Agent and Trustee fees and expenses	$	**
Printing	$	**
Accounting fees and expenses	$	**
Legal fees and expenses	$	**
Rating Agency fees	$	**
Miscellaneous	$	**

Total	$	**

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b).
**	Not presently known.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as employees and other individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI, Section 1 of MMC’s by-laws provides for indemnification by MMC of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. MMC’s restated certificate of incorporation provides for such limitation of liability.

MMC maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty, misstatement, error or omission committed in their capacity as directors or officers of MMC. Such policies of insurance also provide coverage to MMC with respect to payments which may be made by MMC to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit Number	Description of Exhibits
1.1	The form of underwriting agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.1	Restated Certificate of Incorporation, incorporated by reference to MMC’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.2	By-Laws, incorporated by reference to MMC’s Current Report on Form 8-K dated March 16, 2005.

4.3	Amended and Restated Rights Agreement dated as of January 20, 2000 between MMC and The Bank of New York, as successor Rights Agent to Harris Trust Company of New York, incorporated by reference to MMC’s Registration Statement on Form 8-A/A filed on January 27, 2000.

4.4	Amendment No. 1 to Amended and Restated Rights Agreement dated as of June 7, 2002, by and between MMC and The Bank of New York, as successor Rights Agent to Harris Trust Company of New York, incorporated by reference to MMC’s Registration Statement on Form 8-A/A filed on June 20, 2002.

4.5	Form of Senior Indenture between MMC and The Bank of New York, as trustee.

4.6	Form of Subordinated Indenture between MMC and The Bank of New York, as trustee.

4.7	The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.8	The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.9	The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.10	The form of Warrant Agreement with respect to any warrants issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.11	The form of Purchase Contract with respect to any purchase contracts issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.12	The form of Unit Agreement with respect to any units issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.13	The form of Deposit Agreement with respect to any depositary shares issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

5.1	Opinion of Davis Polk & Wardwell.

12.1	Statement re: Computation of ratio of earnings to fixed charges, incorporated by reference to MMC’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006.

23.1	Consent of Deloitte & Touche LLP.

Exhibit Number	Description of Exhibits
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the senior indenture.

25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the subordinated indenture.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on August 22, 2006.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ MICHAEL G. CHERKASKY
Name:	Michael G. Cherkasky
Title:	Chief Executive Officer & President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luciana Fato, Scott C. Budlong and Jean M. McConney, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL G. CHERKASKY Michael G. Cherkasky	Director, Chief Executive Officer and President (Principal Executive Officer)	August 22, 2006

/s/ M. MICHELE BURNS M. Michele Burns	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	August 22, 2006

/s/ ROBERT J. RAPPORT Robert J. Rapport	Vice President and Controller (Principal Accounting Officer)	August 22, 2006

/s/ LESLIE M. BAKER, JR. Leslie M. Baker, Jr.	Director	August 22, 2006

/s/ LEWIS W. BERNARD Lewis W. Bernard	Director	August 22, 2006

/s/ ZACHARY W. CARTER Zachary W. Carter	Director	August 22, 2006

Signature	Title	Date

/s/ OSCAR FANJUL Oscar Fanjul	Director	August 22, 2006

/s/ STEPHEN R. HARDIS Stephen R. Hardis	Director	August 22, 2006

/s/ GWENDOLYN S. KING Gwendolyn S. King	Director	August 22, 2006

/s/ THE RT. HON. LORD LANG OF MONKTON, DL The Rt. Hon. Lord Lang of Monkton, DL	Director	August 22, 2006

/s/ MARC D. OKEN Marc D. Oken	Director	August 22, 2006

/s/ DAVID A. OLSEN David A. Olsen	Director	August 22, 2006

/s/ MORTON O. SCHAPIRO Morton O. Schapiro	Director	August 22, 2006

/s/ ADELE SIMMONS Adele Simmons	Director	August 22, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1	The form of underwriting agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.1	Restated Certificate of Incorporation, incorporated by reference to MMC’s Annual Report on Form 10-K for the year ended December 31, 2003.

4.2	By-Laws, incorporated by reference to MMC’s Current Report on Form 8-K dated March 16, 2005.

4.3	Amended and Restated Rights Agreement dated as of January 20, 2000 between MMC and The Bank of New York, as successor Rights Agent to Harris Trust Company of New York, incorporated by reference to MMC’s Registration Statement on Form 8-A/A filed on January 27, 2000.

4.4	Amendment No. 1 to Amended and Restated Rights Agreement dated as of June 7, 2002, by and between MMC and The Bank of New York, as successor Rights Agent to Harris Trust Company of New York, incorporated by reference to MMC’s Registration Statement on Form 8-A/A filed on June 20, 2002.

4.5	Form of Senior Indenture between MMC and The Bank of New York, as trustee.

4.6	Form of Subordinated Indenture between MMC and The Bank of New York, as trustee.

4.7	The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.8	The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.9	The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.10	The form of Warrant Agreement with respect to any warrants issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.11	The form of Purchase Contract with respect to any purchase contracts issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.12	The form of Unit Agreement with respect to any units issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

4.13	The form of Deposit Agreement with respect to any depositary shares issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.

5.1	Opinion of Davis Polk & Wardwell.

12.1	Statement re: Computation of ratio of earnings to fixed charges, incorporated by reference to MMC’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the senior indenture.

25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the subordinated indenture.